Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GameStop Corp.
Grapevine, Texas
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-82652 and the Registration Statement on Form S-3 No. 333-128960 of GameStop Corp. of our reports dated March 29, 2006, relating to the consolidated financial statements and the effectiveness of GameStop Corp.’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated March 29, 2006 relating to the financial statement schedule which appears in this Form 10K.

/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP

Dallas, Texas
March 30, 2006